                                 EXHIBIT 99(a)
                                 -------------

FNB CORP. [LOGO APPEARS HERE]                            CAROLINA
Post Office Box 1328, Asheboro, N. C.  27204
(336) 626-8300


                                                     FINCORP, INC.
                                   Post Office Box 1597, Rockingham, N. C. 28379
                                                    (910) 997-6245



FOR IMMEDIATE RELEASE
October 18, 1999

              FNB Corp. and Carolina Fincorp, Inc. Agree to Merge
              ---------------------------------------------------

     Asheboro, N.C. -- Michael C. Miller, Chairman and President of FNB Corp. (Nasdaq: FNBN) and R. Larry Campbell, President and Chief Executive Officer of Carolina Fincorp, Inc., today announced the signing of a definitive agreement
for the merger of the two institutions.     The agreement provides that FNB will
issue .79 shares of its common stock for each share of Carolina common stock. Based on Friday's closing price for FNB, the transaction represents a price of $
15.01 per share of Carolina common stock and a deal value of approximately $29.1 million. The merger will result in an institution with combined assets of approximately $500 million and a market capitalization in excess of $100 million.

     "This is a very positive step for FNB," noted Mr. Miller. "Carolina Fincorp's markets complement those of FNB perfectly. Richmond, Moore and Scotland counties are immediately adjacent to our existing franchise in Randolph, Montgomery and Chatham counties, and together we hold the number one
deposit market share in the markets where we have offices.   With presence in
communities such as Rockingham, Ellerbe, Southern Pines and Laurinburg, Carolina broadens our strong demographic base and positions us well for future growth as these six counties sit at the heart of the planned expansion of the Interstate 73 and 74 corridors."

     Mr. Campbell added, "We are extremely pleased to join forces with FNB Corp. and First National. We share a common heritage of serving our communities for nearly a century. This merger creates growth opportunities in commercial banking and noninterest income areas that would have taken us longer to develop individually and thereby promotes the best interests of Carolina Fincorp's customers, employees and shareholders."

     Subject to certain conditions including the approval of both companies' shareholders and applicable regulatory authorities, the merger is anticipated to close late in the first quarter or early in the second quarter of 2000. The transaction is intended to be tax-free to the shareholders of Carolina Fincorp and will be accounted for as a pooling of interests.

     Two members of Carolina's Board of Directors will join the FNB Board. Carolina has granted FNB the option, exercisable under certain circumstances, to purchase up to 19.9% of Carolina shares outstanding.

     FNB Corp. is the $380 million bank holding company for First National Bank and Trust Company, which operates twelve offices in Chatham, Montgomery and Randolph counties in central North Carolina. First National Bank and Trust offers a complete line of financial services, including deposit, loan, investment and trust services. Carolina Fincorp, a bank holding company for Richmond Savings Bank, Inc. SSB, operates five offices in Richmond, Moore and Scotland counties. Richmond offers a broad array of deposit and loan products, as well as sale of insurance and investment products.

     FNB expects to realize merger synergies by reducing the operating expenses of the combined company as well as by increasing revenues through sales opportunities in the attractive, contiguous markets where Carolina Fincorp operates. The combined organization is expected to offer growth potential through the respective strengths of the merging banks in a variety of business lines that both companies bring to the equation, including retail banking services, commercial and small business lending, mortgage banking, personal financial planning, brokerage, trust and investment management services. The transaction is expected to close by the end of the first quarter or the beginning of the second quarter of year 2000, when earnings will reflect merger-related charges. The merger is expected to be accretive to FNB Corp.'s earnings per share by the end of 2001.

     This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for FNB Corp. and Carolina Fincorp, Inc. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the estimates involve significant risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of FNB and Carolina Fincorp being greater than anticipated; (5) general economic conditions being less favorable than anticipated; and (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged.

For additional information, contact:

FNB Corp.
---------
Michael C. Miller
      or
Jerry A. Little
(336) 626-8300

Carolina Fincorp, Inc.
----------------------
R. Larry Campbell
      or
John W. Bullard
(910) 997-6245